Exhibit 10.2

AMENDMENT TO EQUITY AWARDS

This Amendment to Equity Awards (the “Amendment”) by and between Red Hat, Inc. (the “Company”) and Joanne Rohde (the “Executive”) shall be effective as of October 11, 2007.

Background

A.	Pursuant to the equity award agreements between the Company and Executive, as may have been amended from time to time (as so amended, the “Award Agreements”), Executive holds an aggregate of 731,250 options to purchase shares of the Company’s common stock (the “Options”).

B.	Effective as of the date hereof, Executive has previously retired from employment with the Company and resigned as an officer of the Company.

C.	Immediately following Executive’s retirement, the Company and Executive entered into a letter agreement effective as of the date hereof (the “Consulting Agreement”), pursuant to which Executive agreed to provide consulting services for a period of six months.

D.	Executive has requested that the Company amend the Award Agreements to provide for an extension of the period during which Executive’s vested Options may be exercised, as set forth below in this Amendment. As an inducement for Executive to enter into and perform the transactions contemplated by the Consulting Agreement, the Company has agreed to enter into this Amendment subject to Executive having previously entered into the Consulting Agreement.

E.	Executive acknowledges that Executive has reviewed the terms of the Award Agreements and the applicable equity compensation plans of the Company and has received adequate opportunity to obtain professional advice, including legal, tax and accounting advice, with respect to the transactions contemplated by the Consulting Agreement and this Amendment.

F.	In consideration of the Company’s and Executive’s respective obligations under the Consulting Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows.

Agreement

Notwithstanding anything in any Award Agreements to the contrary, Executive’s vested Options shall be exercisable by Executive for a period of one hundred and eighty (180) days after the term of the Consulting Agreement has expired (the “Exercise Period”); provided, however, that in no event shall the Exercise Period for any Option extend beyond the later of (a) the 15th day of the third month of the year in which the applicable Award Agreement would have otherwise expired and (b) the scheduled expiration date of such Option.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

RED HAT, INC.		EXECUTIVE

By:	/s/ Michael R. Cunningham	/s/ Joanne Rohde
Name:	Michael R. Cunningham	Joanne Rohde
Title:	General Counsel	Date:	October 11, 2007
Date:	October 11, 2007